UNITED STATES

SECURITIES AND EXHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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M.D.C. Holdings, Inc.
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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

May 8, 2014

Dear Shareholders:

Institutional Shareholder Services (“ISS”) issued a report on May 6, 2014 (the “ISS Report”) (in advance of MDC’s annual meeting scheduled for May 19, 2014) recommending that shareholders vote “against” MDC’s advisory vote to approve its executive compensation (“Say on Pay”). MDC believes that the ISS recommendation is flawed and, in fact, the ISS report itself justifies a shareholders vote “for” Say on Pay.

The ISS Report concedes that the Compensation Committee had set reasonable homebuilding EPS targets as a basis for the CEO’s performance-based bonus at the outset of 2013 and the earnings of the Company justified a maximum award.1

A homebuilding EPS of $0.90 was required for the CEO to earn the target award (calculated as homebuilding pretax income divided by weighted average diluted shares outstanding). This target was exceeded with an actual homebuilding EPS of $2.05, thus earning the maximum award, or $10 million. The company achieved a homebuilding EPS of $0.47 in 2012. Thus, it does not appear that the company set an unreasonable EPS goal for 2013. [ISS Report page 15, emphasis added.]

Further, the ISS Report acknowledged that MDC’s Compensation Committee addressed the concerns of its shareholders with regard to eliminating future executive retirement benefits during 2013.

[MDC] has demonstrated its responsiveness to shareholder concerns by ceasing the payment of lifetime retirement benefits… [ISS Report page 16.]

It appears that the ISS recommendation for a vote against Say on Pay is based on a negative total shareholder return (“TSR”) for 2013. In its Proxy Statement the Compensation Committee specifically addressed the issue:

By linking the performance goal to the Company’s homebuilding earnings per share (as opposed, for example, to a “total shareholder return”), the Committee determined that the annual bonus would be directly dependent on the actual defined performance specified by the Committee. While total shareholder returns (TSRs) are used by some compensation committees, TSRs are generally impacted by external factors that are beyond the control of our executives and can cause a disconnect between compensation and their superior or inferior performance. The Committee strives to align the executive’s interest with the shareholders by balancing short-term objectives with long-term rewards. The Committee believes that short-term performance should be based on factors that the executives can directly influence. The Committee addresses long-term shareholder returns through long-term equity compensation. [MDC 2014 Proxy page iii, emphasis added.]

As supported by ISS’ own report, MDC’s executive compensation in 2013 was based on reasonable goals that were achieved and exceeded. In addition, the Company has been responsive to shareholder concerns. As such, we solicit your support for a positive Say on Pay vote.

THE COMPENSATION COMMITTEE OF M.D.C. HOLDINGS, INC.

1 The 2013 annual bonus incentive was earned at the maximum amount of $10 million. In particular:

 • The Company attained a pre-tax return on beginning equity of 15%, exceeding the required threshold of 6%, which was the condition precedent.

 • The Company attained a Homebuilding EPS of $2.05, which was 336% higher than the Homebuilding EPS achieved in 2012 (excluding $0.21 per share of non-recurring legal recoveries) and exceeded the $1.87 maximum threshold required for the maximum bonus. [MDC 2014 Proxy page iv.]